Exhibit 10.109

CONTRACT FOR PERSONAL SERVICES

Between	Senetek PLC 831 Latour Court, Suite A Napa, California 94558 (“Company”)

And	Brian Clark (“Chief Scientist”)

Scope

Effective August 1, 2006, Brian Clark is appointed Chief Scientist of Senetek PLC reporting to the Chairman and Chief Executive Officer of the Company.

Responsibility

The Chief Scientist will work under the direction of the Chairman and CEO of the Company. Such direction will be principally provided via a rolling three month schedule of activities and objectives, mutually agreed by the Chief Scientist and the Chairman and CEO on a monthly basis.

Required Time Commitment

Chief Scientist will commit 31 weeks per year to Senetek business and give Senetek business first order of priority with respect to other business activities in which he may be engaged.

Other Business Activities

Chief Scientist may be engaged in business activities other than Senetek but such business activities shall not be of a nature that is directly competitive with Senetek and will be subject to Senetek priority as discussed in the paragraph above.

Fee

$9,000 per month, payable on the 15th day of the month.

Location and Travel

Chief Scientist will be based in Aarhus, Denmark. Expenses for travel undertaken on Senetek business will be reimbursed provided it is agreed in advance with the Chairman and CEO.

Other Expenses and Support

Non-travel expenses undertaken for Senetek business will be reimbursed subject to advance approval by the Chairman and CEO or the CFO of Senetek PLC.

Contract for Personal Services

Administrative support will be provided by Senetek PLC – Napa.

Term and Termination

This contact will remain in force until terminated by either party to the contract. Such termination is solely at the will of either party, subject to a three month notice period.

/s/ Senetek PLC	August 8, 2006
Senetek PLC	Date

/s/ Brian Clark	August 8, 2006
Brian Clark	Date